Exhibit 10.2

SEPARATION AGREEMENT
AND
RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is entered into between Johnson Controls, Inc. (the “Company”) and Beda Bolzenius (“Bolzenius”). Bolzenius enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.
Bolzenius has elected to retire and resign his employment with the Company and all of its affiliated entities and to resign as an officer and director of the Company and/or all affiliated entities, effective March 31, 2016. In order to resolve all issues between them, the Company and Bolzenius agree as follows:
1.Neither the Company’s signing of this Agreement nor any actions taken by the Company toward compliance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to Bolzenius or that it has violated any state or federal law.
2.Bolzenius hereby retires and resigns his employment with the Company and all of its affiliated entities, effective March 31, 2016 (the “Employment Termination Date”). He also resigns as an officer and director of, and any and all other positions with, the Company and/or all affiliated entities, effective immediately prior to the Employment Termination Date. During the period from February 11, 2016 to the Employment Termination Date, Bolzenius has and will work in good faith to transition his job duties and responsibilities to his successor pursuant to the specific written request of the Company’s Executive Vice President and Vice Chairman. Bolzenius also acknowledges that his Global Assignment Letter dated September 9, 2014 was terminated on October 31, 2015, and no further payments or benefits are owed to him thereunder.
3.In consideration of the payments provided hereunder, from and after the Employment Termination Date, Bolzenius will make himself reasonably available to:
(a)     Consult with, otherwise assist or provide general advice to the Company’s Executive Vice President and Vice Chairman (and following the date that the Company’s automotive seating and interiors business which is projected to be spun off into a new publicly traded company in or about October 2016 (hereinafter “Adient”) becomes a separate publicly traded company, the then Chief Executive Officer of Adient) as he or she may reasonably request, consistent with Bolzenius’ other commitments, for a nominal amount of time in each instance, during the period between the Employment Termination Date and September 30, 2016 (the “Consulting Period”). In no event shall Bolzenius be obligated to provide such services to an extent that would involve a material amount of his time in the aggregate or material travel commitments.
(b)     Cooperate with the Company (and Adient) with respect to the prosecution or defense of any claim by or against the Company or Adient, or any government investigation relating to events allegedly occurring while Bolzenius was employed or related to the performance of his duties while employed. Such cooperation includes meeting with the Company’s or Adient’s employees, agents and attorneys at reasonable dates and times and providing requested information and, if necessary, testimony in any forum.
Bolzenius’ separation benefits under this Agreement (to the extent not required to be paid or provided pursuant to existing agreements) are intended to serve as consideration for the release set forth in paragraph 5, compensation for Bolzenius’ services described hereinabove, and the other consideration Bolzenius provides in this Agreement. The Company will reimburse Bolzenius all reasonable business and out-of-pocket expenses he actually incurs in the course of providing the services and cooperation described above, subject to and in accordance with Company policy on expense reimbursements.
4.The Company will pay or provide Bolzenius the following:
(a)    Separation pay in the amount of Two Million Seven Hundred One Thousand Dollars ($2,701,000), less withholdings. This sum will be paid to Bolzenius in a lump sum on December 20, 2016, except that Six Hundred Eighty Thousand Two Hundred Fifty Dollars ($680,250), less withholdings, of this aggregate separation pay will be paid 30 days after this Agreement is executed. In consideration for the separation payment being made in December 2016, the Company will also pay Bolzenius an amount equal to Eighty-Four Thousand ($84,000), less withholdings, at the same time as the separation payment in December is made.

(b)    The Company acknowledges and agrees that Bolzenius’ retirement shall qualify and be treated as a “Retirement” under the terms of all awards held by Bolzenius under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) and the Johnson Controls, Inc. 2001 Restricted Stock Plan (the “2001 Plan”), and that consistent with such “Retirement” status, such awards shall be subject to the following treatment, in accordance with the terms of the respective plans and award agreements:
(i)    With respect to the Annual Incentive Performance Plan (the “AIPP”) for fiscal year 2016, upon completion of the performance period ending September 30, 2016, Bolzenius will receive a payment, if any is earned, based upon achievement of the performance goals established for fiscal year 2016, but prorated to reflect the length of his employment during the performance period through the Employment Termination Date;
(ii)    Bolzenius’ stock options granted under the 2012 Plan that have been outstanding for at least one year from their grant date will vest in full on the Employment Termination Date and remain exercisable for the period set forth in the award agreements evidencing such options;
(iii)    Bolzenius’ performance share units granted under the 2012 Plan will vest at the end of the relevant performance period based on achievement of the applicable performance goal(s), but pro-rated to reflect the length of his employment during the performance period through the Employment Termination Date;
(iv)    Bolzenius’ restricted stock units granted under the 2001 Plan and the 2012 Plan that have been outstanding for at least one year from their grant date will continue to vest in accordance with their terms; and
(v)     Bolzenius’ restricted stock units granted under the 2012 Plan on October 7, 2015 (in lieu of performance share units) will continue to vest in accordance with the terms of such agreement (which provide for pro-rated vesting upon the normal vesting date).

In addition, in the event of the consummation of the merger of the Company with Tyco International plc, and in the event of the spin-off of Adient from the Company, Bolzenius’ equity awards will be adjusted and/or modified consistent with the adjustments and/or modifications made to comparable equity awards held by other former employees of the Company.
Bolzenius acknowledges that the stock options and restricted stock units granted under the 2012 Plan within the one year period prior to the Employment Termination Date (other than the restricted stock unit award made in lieu of a grant of performance share units) will terminate upon his Employment Termination Date.
(c)    Within thirty (30) days of the Employment Termination Date (the “Payment Date”), assuming that the expense documentation has been submitted as of the termination date or promptly thereafter, reimbursement of all business expenses incurred by Bolzenius prior to the Employment Termination Date, subject to and in accordance with Company policy on expenses reimbursements.
(d)    As of the Payment Date, reimbursement of expenses incurred by Bolzenius for estate planning (which are estimated to be approximately $15,000) prior to the Employment Termination Date, subject to and in accordance with the Company flexible perquisites program terms and subject to submission by Bolzenius of documentation establishing the exact amount incurred in accordance with the submission processes established under the program.
(e)    Payment of the tax equalization payments (including tax return preparation) with respect to compensation paid by the Company through the Employment Termination Date (but not with respect to any of the payments otherwise described herein); it being understood that the tax equalization obligations of the Company with respect to such payments shall continue through the end of the calendar year subsequent to the year in which Bolzenius’ China assignment ended.
(f)    As of the Payment Date, a contribution of €139,500 with respect to the 2016 calendar year to the pension unit pursuant to the terms of the Supplemental Agreement to the Employment Contract, dated August 25, 2004, by and between Bolzenius and Johnson Controls GmbH, as amended (the “German

Supplemental Pension Agreement”). As soon as reasonably practicable, the Company shall provide to Bolzenius a breakdown of the portion of the German pension payments that are attributable to Bolzenius’ service in the United States (the “US Pension Payments”) and the portion of the German pension payments that are attributable to Bolzenius’ service outside of the United States (the “Non-US Pension Payments”).
The Company shall not be obligated to make the payment under paragraph 4(a) or the additional contribution of €139,500 specified in paragraph 4(f) to Bolzenius unless and until the Agreement becomes enforceable and effective under paragraph 9 below.
5.In consideration for the promises contained in paragraphs 3 and 4(a) and the additional contribution of €139,500 specified in paragraph 4(f), Bolzenius hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date this Agreement is executed, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with Bolzenius’ employment or termination of employment with the Company (or any of its affiliated entities) or the termination of Bolzenius’ officer and director assignments. “Released Parties” includes the Company and Adient (and their predecessors and successors), and their subsidiaries, related and affiliated entities, and their past, present and future, directors, officers, agents, employees, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind, each in their capacity as such. Bolzenius also releases and waives any claim or right to further compensation, benefits, bonuses, stock options, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties, except as set forth in paragraphs 3 and 4 and this paragraph 5. This release specifically includes, but is not limited to, a release of any and all claims pursuant to: U.S. law; state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional, to the full extent such claims can legally be waived. This release also includes, but is not limited to, a release of any and all claims pursuant to the laws of other countries, including but not limited to Germany and China, to the full extent such claims can legally be waived. This release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release specifically includes a release of any claims Bolzenius may have under any severance or bonus policy or program and under any contract, including but not limited to his Executive Employment Agreement dated January 17, 2008 (including the Change of Control Executive Employment Agreement attached thereto as Exhibit B, dated September 25, 2012), and the Global Assignment Letter dated September 9, 2014 (collectively, the “Employment Agreements”), except for the continued vesting and payments described in paragraph 4. This release does not include a waiver of any claim (i) that cannot legally be waived, (ii) for accrued but unpaid salary and paid-time off through the Employment Termination Date, (iii) for benefits under any health and welfare plans, all pursuant to the terms of such plans, (iv) to enforce a right to indemnification, if any, under applicable corporate law, or the by-laws or articles of incorporation of the Company, (v) to enforce any rights, if any, as an insured under any director’s and officer’s liability insurance policy of the Company, (vi) for vested benefits due under the German Supplemental Pension Agreement which Bolzenius acknowledges is solely the payment obligation of Johnson Controls GmbH, and (vii) to enforce this Agreement.
6.Bolzenius has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and Bolzenius promises never to file, pursue or join in any lawsuits or proceedings asserting any claims that are released in this Agreement, to the fullest legal extent Bolzenius can legally give up his right to do so. Nothing in this Agreement prevents Bolzenius from (a) filing a claim for Unemployment Compensation to which Bolzenius may be entitled; (b) challenging the enforceability of this Agreement under the ADEA; or (c) filing a charge with the EEOC or otherwise cooperating with or providing information to the EEOC; however, this Agreement does prohibit Bolzenius from obtaining any personal or monetary relief based upon such cooperation, provision of information, or charge, whether filed by Bolzenius or anyone else on behalf of Bolzenius.
7.(a) Bolzenius acknowledges his obligation to comply with all applicable laws relating to Trade Secrets, confidential information, and unfair competition. “Trade Secret” means information of the Company (or any of its affiliated entities), including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company (or its affiliated entities) to maintain its secrecy that are reasonable under the circumstances. During employment with the Company (or its affiliated entities) and the Consulting Period, Bolzenius shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment and the Consulting Period, Bolzenius shall not use or disclose any Trade Secret until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving Bolzenius.
(b) Bolzenius shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated entities, and their respective businesses, which shall have been obtained by Bolzenius during Bolzenius’ employment with the Company (or its affiliated entities) or the Consulting Period and which shall not be or become public knowledge (other than by acts by Bolzenius or his representatives in violation of this Agreement). During employment with the Company (or its affiliated entities), the Consulting Period, and for two years after the termination of the Consulting Period, so long as the information remains confidential, Bolzenius, except as may otherwise be required by law or legal process, shall not use any such information except on behalf of the Company and shall not communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Nothing in this sub-paragraph is intended or shall be construed to limit in any way Bolzenius’ independent duty, under sub-paragraph (a) above or law, not to use, misappropriate or disclose Trade Secrets at any time.

(c) Recognizing that he has been privy to Trade Secrets and confidential information and customer relationships of the Company (and its affiliated entities) during his employment with the Company (and its affiliated entities), Bolzenius agrees that during his employment and the Consulting Period and for a period of one year after September 30, 2016, when the Consulting Period ends, he shall not, except as permitted by the Company’s prior written consent, engage in Prohibited Competition. “Prohibited Competition” means providing services directly or indirectly, in or relating to any geographic region where Company or Adient does business, to a Competitor (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, shareholder or otherwise, except as a shareholder of less than one percent of a publicly traded company): i) that are the same or similar in function or purpose to the services that Bolzenius provided to the Company (or any of its affiliated entities) during his last two years of employment; or ii) where such services will likely result in the use or disclosure of Trade Secrets or confidential information of the Company or any of its affiliated entities. “Competitor” as used in this Agreement shall include: Lear Corporation, Faurecia, Magna International Inc., Toyota Boshoku Corporation, Tachi-S Co., Ltd, International Automotive Components Group, Grupo Antolin, HUAYU Automotive Systems Co., Ltd. (including HASCO), Brose Fahrzeugteile GmbH & Co. KG (including Brose North America, Inc), The Woodbridge Group, Hyundai MOBIS, Hyundai Dymos, Fischer Dynamics, and all affiliated entities of these companies associated with the automotive seating and interiors business. Bolzenius acknowledges that the Company does business throughout the world and the application of this non-competition provision worldwide is reasonable.
(d) In addition, during the Consulting Period and for a one-year period beginning on September 30, 2016, Bolzenius agrees not to directly or indirectly solicit, recruit, encourage or induce any employee of the Company or Adient (or their affiliated entities) with whom Bolzenius had contact while employed at the Company (or any of its affiliated entities) or about whom Bolzenius received confidential information, to accept employment or any other relationship with any Competitor of the Company or Adient or their affiliated entities.

(e) During the past year of his employment Bolzenius has played an integral role in and received confidential information about Adient and the Company’s automotive business, which the Company currently intends to spin-off as a separate company in or about October 2016. All of the provisions in this paragraph 7 apply to and inure to the benefit of Adient as well as the Company (and their affiliated entities), and “Competitors” as used in this paragraph 7 with respect to Adient shall mean the same companies identified as a “Competitor” in Section 7(c) above. Accordingly, Bolzenius will continue to be bound by the terms of this Agreement (including the restrictions and obligations in paragraph 7) after the spin-off occurs such that any of the restrictions and obligations to the Company will be equally applicable to Adient.
8.Bolzenius acknowledges and agrees that the terms of paragraph 7: (i) are material consideration in this Agreement; (ii) are reasonable in geographic and temporal scope, and (iii) are necessary to protect legitimate proprietary and business interests of the Company and Adient in, inter alia, near permanent customer relationships and confidential information. Bolzenius further acknowledges and agrees that (x) Bolzenius’ breach of the provisions of paragraph 7 will cause the Company and Adient irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company or Adient elects to prevent Bolzenius from breaching such provisions by obtaining an injunction against Bolzenius, there is a reasonable probability of the Company’s or Adient’s eventual success on the merits. Bolzenius consents and agrees that if Bolzenius commits any such breach or threatens to commit any breach, the Company and Adient shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company and Adient for such breach, including the recovery of money damages. Any action or proceeding by either of the parties to enforce, or challenge the enforceability of, paragraph 7 of this Agreement shall be brought only in federal court for the Eastern District of Michigan or Wayne County Circuit Court located in the State of Michigan. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

If any of the provisions of paragraph 7 are determined to be wholly or partially unenforceable, Bolzenius hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of paragraph 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s or Adient’s right to enforce any such covenant in any other jurisdiction.
9. Bolzenius hereby acknowledges that the separation pay described in paragraph 4 satisfies and exceeds all obligations or liabilities the Company or Adient has to Bolzenius under the Employment Agreements and under any other law, regulation, contract, policy or program, or otherwise. Bolzenius is and was encouraged and advised to consult with an attorney before signing this Agreement, and he acknowledges he has consulted with an attorney before signing the Agreement. Bolzenius has up to twenty-one (21) days to consider whether to accept this Agreement and Bolzenius enters into it voluntarily. Bolzenius may revoke this Agreement, in writing, within seven (7) days after signing it. This Agreement will become enforceable and effective upon the expiration of the revocation period provided Bolzenius has not revoked it (the “Effective Date”).
10.Nothing herein shall supersede or be deemed to amend any provision of the Tax Refund Purchase Agreement entered into by and among Bolzenius, Johnson Controls, Inc. and Christiane Bolzenius dated as of November 30, 2012, which remains in full force and effect.
11.Bolzenius represents that he has returned all property of the Company (and its affiliated entities) to the Company prior to the Employment Termination Date, other than a cell phone, desk phone and printer, which he will return to the Company following the Employment Termination Date. Property returned by Bolzenius includes, without limitation, all vehicles, phones, hardware, software, electronic files, computers and computer records, customer lists, and all other confidential information of the Company or its affiliated entities. Bolzenius agrees that he has not retained and will not retain copies of any confidential information or trade secrets of the Company or its affiliated entities.

12.Bolzenius agrees not to defame the Company or any of the Released Parties, including but not limited to Adient and its subsidiaries. The Company (for this purpose, Simon Davis, Alex Molinaroli, and Bruce McDonald and any official spokespersons of the Company and Adient) agrees not to defame Bolzenius; the Company will notify the foregoing named individuals that this obligation applies regardless of whether they are employed by the Company or Adient. Notwithstanding the foregoing, nothing herein, shall prohibit Bolzenius from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation.
13.Bolzenius is not entitled to reinstatement or reemployment with the Company or Adient, or any of their affiliated entities, and will not at any time after the execution of this Agreement apply for a position with the Company, Adient or any of their affiliated entities.
14.The term “affiliated entities” in this Agreement includes subsidiaries, joint ventures, and other related or affiliated companies and business entities.
15.If any portion of this Agreement is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Bolzenius enters into this Agreement knowingly and voluntarily and without any coercion.
16.This Agreement supersedes and replaces all other agreements between the parties, except as specifically agreed herein, and except also that the parties further agree that if any disputes arise hereunder, unless otherwise specified in this Agreement including but not limited to paragraphs 7 and 8 of this Agreement, they are covered by Section 9 of Bolzenius’ Executive Employment Agreement, which section is incorporated by reference and made a part of this Agreement.
17.The parties (which for this purpose, means, with respect to the Company Simon Davis, Alex Molinaroli, Bruce McDonald, and Neil Marchuk) agree not to disclose the circumstances relating to the retirement and termination of employment of Bolzenius to any third parties, except to the extent that disclosure is required under applicable law or disclosure by the Company or Adient to its accountants and counsel is required for legitimate business purposes; the Company will notify the foregoing named individuals that this obligation applies regardless of whether they are employed by the Company or Adient. The Company shall provide Bolzenius in advance with a copy of any proposed disclosure regarding Bolzenius required under the Federal securities laws and meaningful opportunity for him to provide comments in advance of any filing.
18.This Agreement, for all purposes, shall be governed by the law of the State of Michigan without regard to conflicts-of-law principles.
19.The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, Bolzenius’ right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
Bolzenius certifies as follows: I understand all the provisions of this Agreement and I agree to them. I understand that this Agreement contains a general release of all known and unknown claims of any kind against the Company and the other Released Parties, and i am voluntarily entering into it.

/s/ Beda Bolzenius____________________        Date: April 22, 2016
Beda Bolzenius

Johnson Controls, Inc.

By: /s/ R. Bruce McDonald____________        Date: April 25, 2016

Title: Executive Vice President and Vice Chairman